EXHIBIT NO. 99.1

NEWS FROM
For more information contact: Patricia K. Moore Director, Investor Relations ESCO Technologies Inc. (314) 213-7277	For media inquiries: David P. Garino (314) 982-0551

ESCO ANNOUNCES FIRST QUARTER RESULTS

     St. Louis, MO, February 5, 2004 – ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fiscal 2004 first quarter ended December 31, 2003.

     These results reflect the following items which were announced in previous releases in fiscal 2003: severance and move charges related to the exit and relocation of Filtertek’s Puerto Rican manufacturing facility; the divestiture of the Microfiltration and Separations businesses (MicroSep) which is accounted for as “discontinued operations;” and the fiscal 2003 costs associated with the Management Transition Agreement (MTA).

     The reconciliation of GAAP reported earnings to “Operational” earnings is included in the Exhibits attached to this release. The Company believes that the presentation of “Operational” earnings provides additional insight into the Company’s performance.

     The Company uses the following definitions in describing its results of operations for the periods noted:

•	“GAAP”: Represents the results of operations required by accounting principles generally accepted in the United States of America. The GAAP reported results present the MicroSep businesses as “discontinued operations.”

•	“Adjustments”: Represents the Filtertek severance and exit costs incurred in first quarter of fiscal 2004 and the MTA costs incurred during the first quarter of fiscal 2003.

•	“Operational”: Represents the financial results from continuing operations, excluding the MicroSep businesses and excluding the “Adjustments” as defined above. The “Adjustments” are considered ordinary operating expenses under GAAP.

Results of Operations ($’s in millions, except EPS)

     Sales and net earnings for the fiscal 2004 and 2003 first quarters ended December 31 are noted below:

1st Qtr. - FY 2004	Sales	Net Earnings	Diluted EPS

GAAP	$96.4M	$6.2M	$0.46
Operational	$96.4M	$7.1M	$0.54

1st Qtr. - FY 2003	Sales	Net Earnings	Diluted EPS

GAAP	$98.3M	$6.6M	$0.50
Operational	$98.3M	$8.9M	$0.68

Sales

     Fiscal 2004 first quarter consolidated sales of $96.4 million decreased $1.9 million, or 2 percent, as compared to fiscal 2003 first quarter sales.

     On a segment basis for the fiscal 2004 first quarter, Communications sales decreased 20 percent; Filtration sales increased 2 percent; and Test sales increased 28 percent, as compared to the respective prior year period.

     Communications segment sales decreased as a result of lower shipments of Automatic Meter Reading (AMR) equipment to PPL and lower shipments of Comtrak’s SecurVision® video security products. Sales to PPL were $22.6 million in the prior year first quarter and $12.5 million in the current year first quarter. The PPL contract is expected to be completed during the fiscal 2004 third quarter. The decrease in sales to PPL was partially offset by significantly higher AMR product sales to the electric utility Co-op market and other customers. Sales to Co-ops and other customers increased 34 percent during the fiscal first quarter of 2004 to $18.5 million, from $13.8 million in the comparable period of fiscal 2003.

     Filtration segment sales increased primarily as a result of the favorable impact of foreign currency exchange rates at Filtertek’s European operations and higher defense aerospace shipments at VACCO. These increases were partially offset by lower sales of commercial aerospace products during the current period.

     The Test segment sales increased significantly as a result of additional test chamber installations in Europe, increased volume from the Company’s Asian operations, and sales from the acoustic business which contributed $2.0 million to net sales for fiscal first quarter ended December 31, 2003.

Earnings Before Interest and Taxes (EBIT)

     EBIT from continuing operations for the periods ended December 31, 2003 and 2002 were negatively affected by the impact of the Puerto Rican facility exit and move costs and the MTA, respectively. The pretax charges in continuing operations for both periods noted were $0.7 million and are identified within “Earnings before income taxes” in the Exhibits attached to this release.

     On a segment basis, the following items impacted EBIT from continuing operations as a percent of sales (“EBIT margin”) during the fiscal 2004 first quarter. In the Communications segment, EBIT margin is lower than prior year due to additional operating costs being incurred to continue to enhance DCSI’s ability to further penetrate the Investor Owned Utility (IOU) market. These costs include additional sales, marketing, and engineering costs. These additional costs were incurred against a lower sales base recorded in the period.

     In the Filtration segment, EBIT margin was lower than prior year due to the impact of the exit and move costs incurred and the inefficiencies being absorbed at Filtertek as a result of currently operating in both the Puerto Rico and Juarez facilities. Management currently expects to be fully moved out of Puerto Rico before March 31, 2004. Filtration EBIT was also negatively impacted by the lower sales of commercial aerospace products and changes in the sales mix of military aftermarket products.

     In the Test segment, EBIT margin improved in the current period as a result of the significantly higher sales volume recognized in the first quarter of fiscal 2004.

New Orders and Cash Flow

     New orders in the first quarter of fiscal 2004 were $98.4 million, resulting in a backlog at December 31, 2003 of $265.0 million, up slightly from the $263.0 million of backlog at September 30, 2003. New orders received during the current quarter in Filtration, Communications and Test were $46.9 million, $26.5 million, and $25.0 million, respectively. During the first quarter, the Communications segment recorded $26.1 million of new orders related to AMR products, primarily for the Co-op market. Ending backlog decreased during the year in the Communications segment as a result of the shipments to PPL.

     During the first quarter of fiscal 2004, the Company generated $10.9 million of free cash flow from continuing operations. Discontinued operations used $1.8 million of free cash flow. Free cash flow from continuing operations is defined as “Net Cash Provided by Operating Activities – Continuing Operations” less “Capital Expenditures – Continuing Operations.” For a reconciliation of free cash flow, see the Exhibits attached to this release.

Chairman’s Commentary

     Victor L. Richey, Chairman and Chief Executive Officer, commented, “Our first quarter results were consistent with our expectations.

     “While our outlook has not changed significantly, we now expect to be in the upper end of our previous first half earnings per share guidance. Although we were encouraged by a number of things in the first quarter, at this time our full year guidance is unchanged. We continue to expect a strong second half.

     “Addressing the first quarter results, in Filtration our new orders were 117 percent of our sales. We are also on track to complete the closure of our plant in Puerto Rico during the second quarter. The strength of our first quarter orders, together with the cost base improvement we expect to get from the plant closure and the progress we are making on new medical products, continues to support our expectation for a much stronger second half in Filtration.

     “Sales and EBIT in our Test business grew year over year by 28 percent and 69 percent, respectively. We benefited from both an improved operating environment in the test and measurement market, and the investments we have made in building our Asian presence.

     “In Communications, we continued to demonstrate our strength in the electric utility cooperative market. Excluding PPL, our orders were 140 percent of our sales. Although we did not book an Investor Owned Utility contract in the fiscal 2004 first quarter, the IOU market is active and we are well positioned to capitalize when new programs are awarded. In fact, during February we entered into a $2.3 million contract with Idaho Power Company, an Investor Owned Utility headquartered in Boise, for a Phase I deployment of our TWACS® AMR system.

     “The divestiture of our Microfiltration and Separations businesses is proceeding. While I am satisfied with the progress we are making and our value expectations are unchanged, the completion of this initiative may extend beyond the end of the second quarter, but in any event should be completed during fiscal year 2004.”

     Mr. Richey concluded, “We are executing the plans we laid out as we entered the year. I am confident that we will get the performance improvement we anticipated and that our shareholders expect.”

Fiscal 2004 Business Outlook

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are forward-looking, and actual results may differ materially.

     The fiscal 2004 Business Outlook described below does not include the impact of potential acquisitions, or the impact of any significant orders from new IOU customers that may be entered into during the fiscal year.

     The fiscal 2004 Revenue and EBIT guidance provided by Management in the Company’s November 20, 2003 press release remains unchanged.

Earnings Per Share (GAAP and Operational)

     Management estimates fiscal 2004 GAAP earnings per share (EPS) to be in the range of $2.35 to $2.50 per share, excluding any contributions from acquisitions or new IOU customers. The impact of the pretax charges related to the exit of the Puerto Rico facility is expected to be recognized in the first half of fiscal 2004. GAAP EPS, including all charges, for the first half of fiscal 2004 are expected to be in the range of $1.00 to $1.05 per share. GAAP EPS for the second half of fiscal 2004 is expected to be in the range of $1.35 to $1.45 per share.

     Management believes EPS on an Operational basis will be in the range of $2.40 to $2.55 per share for fiscal year 2004 excluding any contributions from new acquisitions or new IOU contracts. Operational EPS for the first half of fiscal 2004 is expected to be in the range of $1.05 to $1.10 per share. Operational EPS for the second half of fiscal 2004 is expected to be in the range $1.35 to $1.45 per share.

     Management expects EPS to be impacted in fiscal 2004 by a higher effective tax rate as compared to fiscal year 2003. Management expects the fiscal 2004 tax rate to be approximately 39 percent.

Conference Call

     The Company will host a conference call today, February 5, 2004, at 3:00 p.m., Central Standard Time (CST), to discuss the Company’s first quarter operating results. A live audio web cast will be available on the Company’s web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available today from 6:00 p.m., CST, until 11:59 p.m., CST on Friday February 12, 2004. To access the replay, dial 1-888-203-1112 and enter the pass code 753171. In addition, a replay will be available for seven days on the Company’s web site noted above.

Forward-Looking Statements

     Statements in this press release regarding the results and timing of planned closures, consolidations, relocations, divestitures and real estate sales, the associated costs and resulting savings to be achieved, future fiscal 2004 revenues, EBIT and EPS, gains/charges and earnings, contributions from new programs and products, the level of Co-op and IOU activity, and other written or oral statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions, and speak only as of the date of this release. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the timing and terms of the MicroSep divestiture; further weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; the performance of discontinued operations prior to completion of the MicroSep divestiture; successful execution of planned facility closures, sales, consolidations and relocations with regard to the Company’s Puerto Rico facility and U.K. facility; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; performance issues with key suppliers and subcontractors; collective bargaining and labor disputes; changes in laws and regulations including changes in accounting standards and taxation requirements; changes in foreign or U.S. business conditions affecting the distribution of foreign earnings; costs relating to environmental matters; litigation uncertainty; and the Company’s successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products.

(Tables Attached)

EXHIBIT 1

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2003

				(1)
	GAAP	Adj.		"Operational"

Net Sales	$96,396			96,396
Cost and Expenses:
Cost of sales	66,270			66,270
SG&A	18,769	(294	)(2)	18,475
Interest income	(36)			(36)
Other expenses, net	614	(392	)(3)	222

Total costs and expenses	85,617	(686)		84,931

Earnings before income taxes	10,779	686		11,465
Income taxes	4,191	150	(4)	4,341

Net earnings from continuing operations	6,588	536		7,124
Loss from discontinued operations, net of tax	(437)	437	(5)	0

Net earnings	$6,151	973		7,124

Earnings (loss) per share:
Basic
Net earnings from continuing operations	$0.51			0.55
Net loss from discontinued operations	(0.03)			0.00

Net earnings	$0.48			0.55

Diluted
Net earnings from continuing operations	$0.50			0.54
Net loss from discontinued operations	(0.04)			0.00

Net earnings	$0.46			0.54

Average common shares O/S:
Basic	12,838			12,838

Diluted	13,284			13,284

(1)	Represents results on an adjusted basis, after removing the items described below in (2)–(4).

(2)	Represents severance charges related to the exit of the Puerto Rico facility

(3)	Represents shutdown costs related to the exit of the Puerto Rico facility

(4)	Represents the tax impact of items described above in (2)–(3).

(5)	Relates to the MicroSep businesses, which are classified as “discontinued operations.”

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EXHIBIT 2

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2002

				(1)
	GAAP	Adj.		"Operational"

Net Sales	$98,289			98,289
Cost and Expenses:
Cost of sales	66,557			66,557
SG&A	18,064	(706	)(2)	17,358
Interest income	(111)			(111)
Other expenses, net	516			516

Total costs and expenses	85,026	(706)		84,320

Earnings before income taxes	13,263	706		13,969
Income taxes	4,789	268	(2)	5,057

Net earnings from continuing operations	8,474	438		8,912
Loss from discontinued operations, net of tax	(1,922)	1,922	(3)	0

Net earnings	$6,552	2,360		8,912

Earnings (loss) per share:
Basic
Net earnings from continuing operations	$0.68			0.71
Net loss from discontinued operations	(0.16)			0.00

Net earnings	$0.52			0.71

Diluted
Net earnings from continuing operations	$0.65			0.68
Net loss from discontinued operations	(0.15)			0.00

Net earnings	$0.50			0.68

Average common shares O/S:
Basic	12,554			12,554

Diluted	13,045			13,045

(1)	Represents results on an adjusted basis, after removing the items described below in (2).

(2)	Represents the costs and tax impact related to the MTA between the Company and its former Chairman.

(3)	Relates to the MicroSep businesses, which are classified as “discontinued operations.”

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EXHIBIT 3

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information
(Unaudited)
(Dollars in millions)

	Three Months Ended
	December 31,

	2003		2002

Net Sales-GAAP
Filtration	$39.9		39.2
Communications	31.4		39.5
Test	25.1		19.6

Totals	$96.4		98.3

EBIT-GAAP basis (1)
Filtration	$3.5	(2)	5.7
Communications	7.4		10.4
Test	2.2		1.3
Corporate	(2.4)		(4.2)

Totals	$10.7		13.2

     Note: Amounts presented above exclude the operations of the MicroSep businesses, which are classified as “discontinued operations.” Depreciation and amortization expense for continuing operations was $2.8 million and $2.5 million for the quarters ended December 31, 2003 and 2002, respectively.

(1)	EBIT is defined as earnings from continuing operations before interest and taxes.

(2)	The reconciliation to Operational Revenue/EBIT for the Filtration segment is below:

	Q1 FY 04	Q1 FY 04
	Net Sales	EBIT

Filtration Segment - GAAP basis	$39.9	$3.5
Add: Puerto Rico facility exit costs	—	0.7

Filtration Segment - “Operational”	$39.9	$4.2

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EXHIBIT 4

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(unaudited)
(Dollars in millions)

EBIT (1) – As Reported

	Three Months Ended
	December 31,

	2003	2002

EBIT	$10.7	$13.2
Add: Interest income	0.1	0.1
Less: Income taxes	4.2	4.8

Net earnings from continuing operations	$6.6	$8.5

(1)	EBIT is defined as earnings from continuing operations before interest and taxes. Excludes the operations of the MicroSep businesses, which are classified as “discontinued operations.”

EPS FY 2004 Reconciliation

Range

	1st Half	2nd Half	FY2004

GAAP outlook	$1.00-1.05	$1.35-1.45	$2.35-2.50
Add: Puerto Rico exit	$0.05	—	$0.05

Operational outlook (2)	$1.05-1.10	$1.35-1.45	$2.40-2.55

(2)	Operational EPS is defined as earnings per share less the “adjustments” defined above.

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EXHIBIT 5

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,	September 30,
	2003	2003

Assets
Cash and cash equivalents	$37,622	$31,285
Accounts receivable, net	63,019	69,379
Costs and estimated earnings on long-term contracts	3,093	4,663
Inventories	52,036	48,432
Current portion of deferred tax assets	24,659	24,187
Other current assets	6,622	6,549
Current assets from discontinued operations (1)	23,036	21,640

Total current assets	210,087	206,135
Property, plant and equipment, net	72,030	71,169
Goodwill	69,081	68,653
Deferred tax assets	16,131	16,618
Other assets	14,113	14,081
Other assets from discontinued operations (1)	15,950	16,725

	$397,392	$393,381

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$7,116	$10,143
Other current liabilities	65,526	66,097
Current liabilities from discontinued operations (1)	9,801	9,397

Total current liabilities	79,443	85,637
Deferred income	3,080	3,194
Other liabilities	20,506	20,556
Long-term debt	529	490
Liabilities from discontinued operations (1)	9,013	8,115
Shareholders’ equity	284,821	275,389

	$397,392	$393,381

(1)	Relates to the MicroSep businesses which are classified as “discontinued operations.”

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EXHIBIT 6

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

Three Months
Ended
December 31,
2003

Cash flows from operating activities:
Net earnings	$6,151
Adjustments to reconcile net earnings to net cash provided by operating activities:
Loss from discontinued operations, net of tax	437
Depreciation and amortization	2,841
Changes in operating working capital	210
Effect of deferred taxes	487
Other	3,246

Net cash provided by operating activities — continuing operations	13,372
Net cash used by discontinued operations (1)	(517)

Net cash provided by operating activities	12,855

Cash flows from investing activities:
Capital expenditures-continuing operations	(2,513)
Capital expenditures-discontinued operations	(1,278)

Net cash used by investing activities	(3,791)

Cash flows from financing activities:
Net decrease in short-term borrowings	(3,000)
Principal payments on long-term debt — continuing operations	(37)
Other	310

Net cash provided by financing activities	(2,727)

Net increase in cash and cash equivalents	6,337
Cash and cash equivalents, beginning of period	31,285

Cash and cash equivalents, end of period	$37,622

(1)	Relates to the MicroSep businesses which are classified as “discontinued operations.”

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EXHIBIT 7

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Free Cash Flow — Q1 FY 2004
(Dollars in thousands)

	Continuing	Discontinued
	Operations	Operations	Total

Net cash provided by operating activities	$13,372	(517)	12,855
Less: Capital Expenditures	(2,513)	(1,278)	(3,791)

Free cash flow	$10,859	(1,795)	9,064

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EXHIBIT 8

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data
(Unaudited)
(Dollars in thousands)

Backlog And Entered
Orders-Q1 FY 2004 (1)	Filtration	Comm.		Test	Total

Beginning Backlog — 9/30/03	$86,194	130,434		46,342	262,970
Entered Orders	46,864	26,543	*	25,042	98,449
Sales	(39,909)	(31,414	)*	(25,073)	(96,396)

Ending Backlog — 12/31/03	$93,149	125,563		46,311	265,023

(1)	Excludes the MicroSep businesses for the period presented.

	Q1 FY 2004
	Entered	Q1 FY 2004
*Communications Recap:	Orders	Sales

AMR Products (DCSI)	$26,090	30,961
SecurVision Video Security (Comtrak)	453	453

Total	26,543	31,414
Orders/Sales to PPL	0	(12,482)

Excluding PPL	$26,543	18,932

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